Exhibit 99.1

Electromed, Inc. Announces Record Fiscal 2026 Fourth Quarter and Full Year Financial Results

Strong homecare revenue growth and expanded operating leverage drive record operating income in Fiscal 2026

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ("Q4 FY 2026") and full year ended June 30, 2026 ("FY 2026").

Q4 FY 2026 Company Highlights

●	Net revenue increased 11.6% to a record $19.4 million in Q4 FY 2026, from $17.4 million in the fourth quarter of the prior fiscal year.

●	Operating income increased 25.8% over the prior year to a record $3.8 million, or 19.7% of net revenues.

●	Net income increased 54.3% to a record $3.4 million, or $0.39 per diluted share, compared to $2.2 million, or $0.25 per diluted share, in the fourth quarter of the prior fiscal year.

FY 2026 Company Highlights

●	Net revenue increased 15.3% to a record $73.8 million in FY 2026, from $64.0 million in the prior fiscal year.

●	Operating income increased 43.7% over the prior year to a record $13.9 million, or 18.8% of net revenues.

●	Net income was $11.3 million, or $1.30 per diluted share, compared to $7.5 million, or $0.85 per diluted share, in the prior fiscal year.

●	Cash provided by operations totaled $9.7 million in FY 2026, compared to $11.4 million in the prior fiscal year.

●	Electromed repurchased $3.9 million of its common stock throughout FY 2026.

“Fiscal 2026 was another exceptional year for Electromed, as the company generated record revenues and profits. The fourth fiscal quarter marked our 15th consecutive quarter of year-over-year revenue and profit growth. Also, our operating margin increased more than 370 basis points over FY 2025, which demonstrates our continued success in driving operational leverage. Our strong financial performance, combined with strategic investments in our sales force, systems, and bronchiectasis market development initiatives, positions us to capitalize on the opportunity to serve the approximately 800,000 diagnosed bronchiectasis patients who could benefit from our SmartVest® therapy. Our robust balance sheet with $20.5 million in cash, and recognition as one of Minnesota’s fastest-growing public companies has Electromed well-positioned for durable, long-term growth and value creation for our investors.”

Q4 FY 2026 Results

All amounts below are for the three months ended June 30, 2026, and compare to the three months ended June 30, 2025.

Net revenues grew 11.6% to $19.4 million from $17.4 million.

Revenue in our direct homecare business increased 15.2% to $17.7 million from $15.4 million. The increase in revenue was primarily due to an increase in direct sales representatives, increased sales representative productivity, and higher net revenues per approval.

Gross profit increased to $15.3 million or 78.7% of net revenues from $13.6 million or 78.3% of net revenues. The increase in gross profit and gross margin was primarily due to increased revenue and higher net revenue per device.

Selling, general and administrative (“SG&A”) expenses were $11.1 million, representing an increase of $0.8 million or 8.3%. The increase in the current period was primarily due to the increased salaries and incentive compensation related to the higher average number of personnel in the sales, sales support, marketing, and reimbursement teams to process higher patient referrals.

Operating income was $3.8 million or 19.7% of net revenues, compared to $3.0 million, or 17.5% of net revenues. This increase in operating income was primarily due to increases in revenue and gross profit.

Net income increased by 54.3% to $3.4 million, or $0.39 per diluted share, compared to $2.2 million, or $0.25 per diluted share.

FY 2026 Summary

All amounts below are for the year ended June 30, 2026 ("fiscal 2026") and compare to the fiscal year ended June 30, 2025 ("fiscal 2025").

Net revenues for fiscal 2026 grew by 15.3% to a record $73.8 million, from $64.0 million in fiscal 2025.

Revenue in our direct homecare market increased year-over-year by 16.3% to $66.6 million, from $57.3 million. The increase in revenue was due to an increase in direct sales representatives, increased sales representative productivity, and higher net revenues per approval. For the year ended June 30, 2026, we averaged 58 homecare field sales representatives. The homecare revenue per weighted average direct sales representative was $1,145,000, exceeding Electromed's target range for the year of $1,000,000 to $1,100,000.

Revenue in our non-homecare business grew to $7.2 million in fiscal 2026, an increase of $0.5 million, or 6.7%, from $6.7 million in fiscal 2025. The increase was primarily due to increased distributor and hospital revenue.

Gross profit increased to $57.9 million, or 78.5% of net revenues in fiscal 2026, from $50.0 million, or 78.1% of net revenues, in fiscal 2025. The increase in gross profit and gross margin was primarily due to increased revenue and higher net revenue per device.

Selling, general and administrative (“SG&A”) expenses were $42.7 million in fiscal 2026, representing an increase of $3.4 million or 8.7% from $39.3 million in fiscal 2025. The increase was primarily due to increased salaries and incentive compensation related to the higher average number of personnel in the sales, sales support, marketing, and reimbursement teams to process more patient referrals.

Operating income was $13.9 million or 18.8% of net revenues in fiscal 2026, compared to $9.7 million, or 15.1% of net revenues in fiscal 2025. This increase in operating income was primarily due to increases in net revenues and gross profit.

Net income for fiscal 2026 was $11.3 million, or $1.30 per diluted share, compared to $7.5 million, or $0.85 per diluted share in fiscal 2025.

As of June 30, 2026, Electromed had $20.5 million in cash, $29.8 million in accounts receivable and no debt, achieving working capital of $45.1 million and total shareholders’ equity of $54.0 million. The cash balance reflects an increase of $5.2 million for the twelve months ended June 30, 2026, compared to a decrease in cash of $0.8 million in the twelve months ended June 30, 2025. The increase in cash for the twelve months ended June 30, 2026, was driven primarily by positive operating cash flow of $9.7 million, partially offset by share repurchases of $3.9 million of Electromed common stock.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, August 25, 2026.

Interested parties may participate in the call by dialing (877) 407-3982 (Domestic) or (201) 493-6780 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1770216&tp_key=c0342b57c3

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 13761827. Additionally, an online replay will be available for at least one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “continue,” “expect,” “may,” “plan,” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown, associated with such statements. Examples of risks and uncertainties for Electromed include,  but are not limited to, our ability to obtain reimbursement from Medicare, Medicaid, or private insurance payers for our products; component or raw material shortages, changes to lead times or significant price increases, inflationary trends in electronic components, and uncertainty related to trade regulations (including, but not limited to, changes to tariffs); adverse changes to state and federal health care regulations; our ability to maintain regulatory compliance and to gain future regulatory approvals and clearances; entry of new competitors including new drug or pharmaceutical discoveries; adverse economic and business conditions or intense competition; wage and component price inflation; rising energy costs and geopolitical conflict; technical problems with our research and products; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the hospital or homecare distributor channels; adverse international health care regulation impacting current international business; our ability to renew our line of credit or obtain additional credit as necessary; and our ability to protect and expand our intellectual property portfolio, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	As of June 30,
	2026	2025
Assets
Current Assets
Cash and cash equivalents	$20,450,000	$15,287,000
Accounts receivable (net of allowances for credit losses of $45,000)	29,805,000	24,660,000
Contract assets	1,094,000	1,036,000
Inventories	3,681,000	3,299,000
Prepaid expenses and other current assets	1,170,000	392,000
Income tax receivable	1,168,000	408,000
Total current assets	57,368,000	45,082,000
Property and equipment, net	5,214,000	4,714,000
Finite-life intangible assets, net	379,000	371,000
Other assets	1,270,000	1,173,000
Deferred income taxes	2,036,000	2,462,000
Total assets	$66,267,000	$53,802,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,643,000	$2,667,000
Accrued compensation	6,071,000	5,079,000
Warranty reserve	1,899,000	1,645,000
Other accrued liabilities	1,609,000	1,077,000
Total current liabilities	12,222,000	10,468,000
Other long-term liabilities	66,000	125,000
Total liabilities	12,288,000	10,593,000

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,366,163 and 8,349,176 shares issued and outstanding, as of June 30, 2026, and June 30, 2025, respectively	84,000	83,000
Additional paid-in capital	25,331,000	21,941,000
Retained earnings	28,564,000	21,185,000
Total shareholders’ equity	53,979,000	43,209,000
Total liabilities and shareholders’ equity	$66,267,000	$53,802,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)
Net revenues	$19,417,000	$17,393,000	$73,776,000	$64,000,000
Cost of revenues	4,133,000	3,769,000	15,833,000	14,029,000
Gross profit	15,284,000	13,624,000	57,943,000	49,971,000

Operating expenses
Selling, general and administrative	11,131,000	10,282,000	42,748,000	39,315,000
Research and development	328,000	302,000	1,314,000	996,000
Total operating expenses	11,459,000	10,584,000	44,062,000	40,311,000
Operating income	3,825,000	3,040,000	13,881,000	9,660,000

Interest income, net	136,000	135,000	479,000	624,000
Net income before income taxes	3,961,000	3,175,000	14,360,000	10,284,000

Income tax expense	560,000	971,000	3,059,000	2,747,000
Net income	$3,401,000	$2,204,000	$11,301,000	$7,537,000

Income per share:

Basic	$0.41	$0.26	$1.37	$0.89

Diluted	$0.39	$0.25	$1.30	$0.85

Weighted-average common shares outstanding:
Basic	8,258,440	8,334,821	8,266,071	8,454,100
Diluted	8,734,188	8,718,900	8,688,563	8,914,421

Electromed, Inc.

Condensed Statements of Cash Flows

	Years Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net income	$11,301,000	$7,537,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	868,000	1,039,000
Impairment of intangible assets	—	212,000
Amortization	208,000	133,000
Share-based compensation expense	2,722,000	3,059,000
Deferred income taxes	426,000	(310,000)
Changes in operating assets and liabilities:
Accounts receivable	(5,145,000)	(1,327,000)
Contract assets	(58,000)	(317,000)
Inventories	(517,000)	175,000
Prepaid expenses and other assets	(1,024,000)	(959,000)
Income tax receivable, net	(760,000)	(685,000)
Accounts payable and accrued liabilities	652,000	1,650,000
Accrued compensation	992,000	1,186,000
Net cash provided by operating activities	9,665,000	11,393,000

Cash Flows from Investing Activities
Expenditures for property and equipment	(1,252,000)	(262,000)
Expenditures for finite-life intangible assets	(48,000)	(44,000)
Net cash used for investing activities	(1,300,000)	(306,000)

Cash Flows from Financing Activities
Issuance of common stock upon exercise of options	965,000	398,000
Taxes paid on net share settlement of stock awards	(249,000)	(2,278,000)
Repurchase of common stock	(3,918,000)	(10,000,000)
Net cash used for financing activities	(3,202,000)	(11,880,000)
Net increase (decrease) in cash	5,163,000	(793,000)
Cash and cash equivalents
Beginning of period	15,287,000	16,080,000
End of period	$20,450,000	$15,287,000